Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our reports dated February 16, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Masimo Corporation on Form 10-K for the year ended January 2, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on Forms S-8 (File No. 333-148149, effective December 19, 2007, File No. 333-149138, effective February 11, 2008 and File No. 333-157673, effective March 4, 2009).

/s/ GRANT THORNTON LLP

Irvine, California

February 16, 2010